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                                                                      EXHIBIT 21

                              List of Subsidiaries

                                                         Jurisdiction
                                                              of
Name                                                    Incorporation  Ownership
----                                                    -------------- ---------
Stratos Lightwave LLC..................................    Delaware       100%
Stratos Lightwave--Florida Incorporated................    Delaware       100%
Bandwidth Semiconductor LLC............................    Delaware       100%
Advanced Interconnection Technology LLC................    Delaware       100%
MP Optical Communications LLC..........................    Illinois        60%
B&H Mold LLC...........................................    Delaware       100%
Stratos Limited........................................ United Kingdom    100%